EXHIBIT 99.3

                              George Scimone Script
                            4Q 2001 Earnings Release
                                 August 14, 2001

Thanks Tom.

Let me spend a few minutes updating you about the key elements of the balance sheet.

Our net debt position at the end of the year was $134mm versus $42 mm at the end of last year. This $92 mm increase in net debt was a result of lower operating cash flow, principally in working capital.

The main drivers for the increase in working capital were:

First, Inventories: Net Inventories were $ 162 mm (or 51 days inventory), up over last year's level of $ 120 mm (or 41 days inventory). The $ 41 mm inventory increase is driven principally by early receipt of Books Are Fun products from the Far East ($ 25 mm) to support their summer and fall sales initiatives and the addition of QSP's World's Finest Chocolate inventory
($8 mm), which was not in last year's number.

A Second driver was , Receivables:   Net Accounts Receivables were at $ 275 mm
(or 52 days outstanding) at the end of the year, up from $253 mm (or 45 days outstanding) last year-end. The $22 mm increase in accounts receivable principally reflects softness in the U.S. businesses and timing of shipments in several large European Markets.

And finally, working capital was also hurt by the reversal of year-end accrued expenses. Major reductions included certain employee related programs and the successful settlement of a prior year sales tax liability.

Consistent with our business cycle, we expect our net debt to grow through the first quarter, peaking in October, as we prepare for the traditional large mailings in the second quarter. We currently expect to pay down this revolver credit facility at year-end.


Our Capital expenditures during the year were $43 mm up $ 10 mm from last year
 ... principally related to two investments that are critical for the future of our core businesses - (1) the implementation of a Global supply chain and financial reporting system and (2) an outsourcing fulfillment conversion of the core businesses in the United States.

We sold shares of Looksmart during the quarter amounting to $ 1.1mm. We currently own just over 7 mm shares.

On another subject ... In July we successfully completed a new $ 385 mm Revolving Credit facility. This replaces the previous $ 300 mm facility that was to expire this fall. We will use this facility to 1) replace the existing borrowings, 2) fund seasonal working capital and 3) fund internal business investments and opportunistic acquisitions and/or alliances.

We still have an authorization to purchase up to $250 mm of our shares, which we intend to use. In that event, we would use another source for funds, probably public debt.

Finally, ...   We were required during the fourth quarter to adopt SAB 101 -
"Revenue recognition in Financial Statements". The change related to gross versus net presentation of advertising revenues and certain remittances to
publishers of QSP.    The reclassification did not affect the operating profit
or revenue growth year over year.

Tom and I will now answer any questions.